Sharon D. Mitchell, Attorney at Law
SD Mitchell & Associates, PLC
57492 Onaga Trail ∙ Yucca Valley, California 92284 829

Harcourt Rd. ∙ Grosse Pointe Park, Michigan 48230

(248) 515-6035 (Phone) (248) 751-6030 (Facsimile) sharondmac2013@gmail.com

*Admitted in Michigan

14 May 2020

Ms. Elena Kroukova

President/CEO

Hygge Integrated Brands Corp.

1 Yonge Street, Unit 1801

Toronto, Ontario M5E 1W7

Re: Form S-1 Registration Statement

Dear Ms. Kroukova:

You have requested that I furnish you my legal opinion with respect to the legality of the following described securities of Hygge Integrated Brands Corp. (the “Company”) covered by a Form S-1 Registration Statement (“Registration Statement”), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1. Nine hundred seventy-one thousand (971,000) shares of Hygge Integrated Brands Corps. Common Stock, $0.001 par value (“Shares”) offered for sale by selling shareholders.

In connection with this opinion, I have examined the corporate records of the Company, including the Company’s Certificate of Incorporation, Bylaws, and the Form S-1 Registration Statement and Prospectus, as well as such other documents and records as I deemed relevant in order to render this opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based on the foregoing, and in reliance thereon, and subject to the qualification and limitations set forth below, I am of the opinion that the Company is duly organized in the State of Nevada, validly existing and in good standing as a corporation under the laws of the State of Nevada.

It is my opinion that all of the 971,000 shares of the Common Stock offered for sale by the selling Shareholders, and described in the S-1 Registration Statement, are duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Nevada.

Nothing herein shall be deemed to relate to or to constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to the matters of the internal law

Ms. Elena Kroukova

President/CEO

Hygge Integrated Brands Corp.

Re: S-1 Registration Statement

14 May 2020

of the State of Nevada without reference to conflict of laws and to matters of federal law, and I do not purport to express any opinion on the laws of any other jurisdiction.

I do hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding the use of my name under the heading “Interests of Named Experts and Counsel” in the Prospectus constituting a part of the Registration Statement.

With best regards,

/s/ SD Mitchell & Associates, PLC

SDM/